Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

CONTINUES TO DELIVER TOP LINE GROWTH IN ELECTRICITY AND ENERGY STORAGE SEGMENTS

INCREASES 2021 REVENUE ANNUAL GUIDANCE, REFLECTING CONTRIBUTIONS FROM RECENTLY ACQUIRED GEOTHERMAL ASSETS

INCREASED PRODUCT SEGMENT BACKLOG TO $59 MILLION

RENO, Nev. August 4, 2021, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2021.

KEY FINANCIAL RESULTS

	Q2 2021	Q2 2020	Change (%)	H1 2021	H1 2020	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	133.9	128.7	4.0%	278.9	271.5	2.7%
Product	7.4	43.7	(83.0)%	16.1	91.1	(82.4)%
Energy Storage	5.6	2.5	123.8%	18.3	4.4	320.8%
Total Revenues	146.9	174.9	(16.0)%	313.3	367.0	(14.6)%

Gross margin (%)
Electricity	37.4%	44.1%		41.3%	47.2%
Product	20.1%	20.6%		12.8%	21.3%
Energy Storage	6.4%	(13.6)%		45.2%	(10.2)%
Gross margin (%)	35.4%	37.4%		40.1%	40.1%

Operating income ($ millions)	28.6	48.1	(40.5)%	78.5	109.1	(28.1)%
Net income attributable to the Company’s stockholders ($ millions)	13.0	23.0	(43.5)%	28.3	49.1	(42.4)%
Diluted EPS ($)	0.23	0.45	(48.9)%	0.50	0.95	(47.4)%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders ($ millions)	13.0	23.0	(43.5)%	37.1	49.1	(24.4)%
Adjusted Diluted EPS ($)	0.23	0.45	(48.9)%	0.66	0.95	(30.5)%
Adjusted EBITDA[1] ($ millions)	84.5	97.9	(13.6)%	183.8	203.9	(9.9)%

1 Reconciliation is set forth below in this release

“We continue to deliver growth in our Energy Storage and Electricity segments, while simultaneously signing new contracts in our Product segment, which increased our backlog by 59%,” commented Doron Blachar, Chief Executive Officer. “In our Energy Storage segment, we again delivered triple-digit year-over-year revenue growth supported by the Pomona asset. Our Electricity segment, with the combination of a successful expansion of our McGinness Hills Phase 3 geothermal power plant and the return of Puna to electricity generation, positively impacted the quarter. The McGinness Hills expansion increased the complex’s total capacity to approximately 160MW, which is higher than originally expected. Furthermore, with the addition of the recently acquired Dixie Valley and Beowawe assets, combined with our internal growth, we are on track to achieve our long-term goal of increasing Ormat’s combined geothermal, energy storage and solar generating portfolio to more than 1.5 GW by 2023.”

“In the second quarter, Electricity segment results were impacted by mostly temporary issues related to the Olkaria, Steamboat and Brawley complexes, which reduced our Electricity gross profit by approximately $8.0 million, and, coupled with lower Product sales, negatively impacted the quarter and our annual guidance,” continued Mr. Blachar. “However, the Covid-related impact on our Products segment has begun to dissipate, as evidenced by the large increase in our Product segment backlog and the steady and accelerating strengthening of our sales pipeline. We believe the recovery of our Product segment along with the significant portfolio growth coming from our Electricity and Energy Storage segments supports our target of an annual run-rate of more than $500 million in Adjusted EBITDA towards the end of 2022.”

FINANCIAL AND BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders was $13.0 million, or $0.23 per diluted share, compared to $23.0 million, or $0.45 per diluted share in the second quarter of last year, representing a decrease of 43.5% and 48.9%, respectively, mainly as a result of the lower revenue in the Product segment and lower gross profit at the Electricity segment;

•

Adjusted EBITDA decreased 13.6% to $84.5 million, from $97.9 million in the second quarter of last year, mainly due to a $7.5 million reduction in Product segment gross profit this quarter, the low performance in some of the power plants in the Electricity segment and an increase in SG&A expenses. (a reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release);

•

Electricity segment revenues increased by 4.0% to $133.9 million compared to the second quarter of last year, supported by a contribution from the newly added McGinness Hills Complex expansion and from Puna’s resumed operations, partially offset by under performance in the Olkaria complex in Kenya due a combination of curtailments and lower resource performance. Management expects to restore the Olkaria complex’s generating capacity towards the end of 2021 and expects the Puna complex to generate approximately 30 MW by the end of the year;

•	Product segment revenues decreased 83.0% to $7.4 million, down from $43.7 million in the same quarter last year, impacted primarily by COVID-19;

•

Energy Storage segment revenues were $5.6 million compared to $2.5 million in the same quarter last year. The increase was mainly related to revenues from our Pomona asset, which was acquired in July 2020, and the commencement of Vallecito, both located in California;

•

Product segment backlog grew by 59% to $59.1 million as of August 4, 2021; Ormat secured new agreements including a contract with Star Energy Geothermal to supply products to support the 14 MW Salak geothermal project in Indonesia;

•

Ormat completed the acquisition of TG Geothermal Portfolio, LLC (a subsidiary of Terra-Gen, LLC). Ormat paid $171 million in cash for 100% of the equity interests in a portfolio of entities and assumed debt and associated lease obligations of approximately $206 million book value as of June 30, 2021. The acquired entities own, among other things, two operating geothermal power plants in Nevada comprising the 56 MW (net) Dixie Valley geothermal power plant, one of the largest geothermal power plants in Nevada, and the 11.5 MW Beowawe geothermal power plant, as well as the rights to Coyote Canyon, a greenfield development asset adjacent to Dixie Valley with high resource potential, and an underutilized transmission line, capable of handling between 300MW and 400MW of 230KV electricity, connecting Dixie Valley to California;

•

The Puna power plant generated approximately 25 MW during the second quarter of 2021, and we recently reached 28 MW following the repair of one of the turbines. We expect the Puna complex to generate approximately 30 MW by the end of the year. While management believes the PUC information requests regarding the new PPA signed with HELCO will ultimately be resolved, Ormat will continue selling electricity under its existing long-term PPA until the new PPA takes effect;

•

The expansion of Ormat’s McGinness Hills Phase 3 geothermal power plant in Eastern Nevada was completed, increasing the net capacity by approximately 15 MW and bringing the entire McGinness Hills complex capacity to a total of approximately 160 MW, which is higher than initially expected; and

•

Ormat signed a 15-year PPA with the Clean Power Alliance (CPA), the fifth largest electricity provider in California and the single largest provider of 100% renewable energy to customers in the nation.

2021 GUIDANCE

•	Total revenues of between $650 million and $685 million;

•	Electricity segment revenues between $585 million and $595 million;

•	Product segment revenues of between $40 million and $60 million;

•	Energy Storage revenues of between $25 million and $30 million;

•	Adjusted EBITDA to be between $400 million and $410 million;

•	Adjusted EBITDA attributable to minority interest of approximately $31 million.

As we noted in previous quarters, Adjusted EBITDA assumed insurance proceeds related to the 2018 insurance Puna claim of $10 million.

The Company provides a reconciliation of Adjusted EBITDA, a Non-GAAP financial measure for the three and six months ended June 30, 2021. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 4th, 2021, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on September 1st, 2021, to stockholders of record as of the close of business on August 18, 2021. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in the next quarter.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, August 5th, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790
Participant international dial-in:	1-412-902-4141

Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10158320

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1.1 GW that comprises a 1,015 MW of geothermal and Solar portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe and an 83 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month periods Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share data)
Revenues:
Electricity	133,864	128,685	278,852	271,541
Product	7,410	43,701	16,053	91,112
Energy storage	5,627	2,514	18,348	4,360
Total revenues	146,901	174,900	313,253	367,013
Cost of revenues:
Electricity	83,736	71,950	163,587	143,318
Product	5,924	34,709	13,998	71,687
Energy storage	5,266	2,855	10,046	4,804
Total cost of revenues	94,926	109,514	187,631	219,809
Gross profit	51,975	65,386	125,622	147,204
Operating expenses:
Research and development expenses	1,128	1,172	2,004	2,791
Selling and marketing expenses	3,988	4,854	8,264	9,648
General and administrative expenses	18,240	11,870	36,846	28,615
Business interruption insurance income	—	(585)	—	(2,982)
Operating income	28,619	48,075	78,508	109,132
Other income (expense):
Interest income	808	441	1,071	843
Interest expense, net	(18,626)	(19,785)	(37,642)	(37,058)
Derivatives and foreign currency transaction gains (losses)	658	671	(16,208)	1,064
Income attributable to sale of tax benefits	7,420	5,672	13,775	9,804
Other non-operating income (expense), net	(21)	304	(352)	382
Income from operations before income tax and equity in earnings (losses) of investees	18,858	35,378	39,152	84,167
Income tax (provision) benefit	(4,268)	(11,766)	(7,275)	(29,914)
Equity in earnings (losses) of investees, net	605	1,658	1,147	923
Net income	15,195	25,270	33,024	55,176
Net income attributable to noncontrolling interest	(2,169)	(2,224)	(4,739)	(6,097)
Net income attributable to the Company's stockholders	13,026	23,046	28,285	49,079
Earnings per share attributable to the Company's stockholders:

Basic	0.23	0.45	0.51	0.96

Diluted	0.23	0.45	0.50	0.95
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	55,992	51,043	55,990	51,040
Diluted	56,316	51,362	56,502	51,448

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2021 and December 31, 2020

	June 30, 2021	December 31, 2020
(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	250,009	448,252
Marketable securities at fair value	45,960	—
Restricted cash and cash equivalents	79,868	88,526
Receivables:
Trade	137,688	149,170
Other	11,881	17,987
Inventories	28,526	35,321
Costs and estimated earnings in excess of billings on uncompleted contracts	13,837	24,544
Prepaid expenses and other	20,220	15,354
Total current assets	587,989	779,154
Investment in unconsolidated companies	103,890	98,217
Deposits and other	57,347	66,989
Deferred income taxes	124,284	119,299
Property, plant and equipment, net	2,175,637	2,099,046
Construction-in-process	531,634	479,315
Operating leases right of use	19,765	16347
Finance leases right of use	7,633	11633
Intangible assets, net	185,508	194,421
Goodwill	24,863	24,566
Total assets	3,818,550	3,888,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	108,408	152,763
Billings in excess of costs and estimated earnings on uncompleted contracts	13,452	11,179
Current portion of long-term debt:
Senior secured notes	25,144	24,949
Other loans	36,265	35,897
Full recourse	56,843	17,768
Operating lease liabilities	2,978	2,922
Finance lease liabilities	3,139	3,169
Total current liabilities	246,229	248,647
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	301,330	315,195
Other loans	267,310	284,928
Full recourse:
Senior unsecured bonds	674,643	717,534
Other loans	54,961	59,556
Operating lease liabilities	16,531	12,897
Finance lease liabilities	5,190	9,104
Liability associated with sale of tax benefits	101,883	111,476
Deferred income taxes	88,156	87,972
Liability for unrecognized tax benefits	3,464	1,970
Liabilities for severance pay	17,691	18,749
Asset retirement obligation	65,342	63,457
Other long-term liabilities	6,094	6,235
Total liabilities	1,848,824	1,937,720

Redeemable noncontrolling interest	9,871	9,830

Equity:
The Company's stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,267,448	1,262,446
Retained earnings	565,225	550,103
Accumulated other comprehensive income (loss)	(7,646)	(6,620)
Total stockholders' equity attributable to Company's stockholders	1,825,083	1,805,985
Noncontrolling interest	134,772	135,452
Total equity	1,959,855	1,941,437
Total liabilities, redeemable noncontrolling interest and equity	3,818,550	3,888,987

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Six-Month Periods Ended June 30, 2021 and 2020

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. We use EBITDA and Adjusted EBITDA as a performance metric because it is a metric used by our Board of Directors and senior management in evaluating our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the Three and Six-Month periods ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Net income	15,195	25,270	33,024	55,176
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	17,818	19,344	36,571	36,215
Income tax provision (benefit)	4,268	11,766	7,275	29,914
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	2,899	3,199	5,364	5,876
Depreciation and amortization	42,126	36,812	82,955	72,100
EBITDA	82,306	96,391	165,189	199,281
Mark-to-market gains or losses from accounting for derivative	(990)	(1,482)	1,096	(2,043)
Stock-based compensation	2,623	2,264	4,720	4,253

Reversal of a contingent liability	—	—	(418)	—
Allowance for bad debts related to February power crisis in Texas	—	—	2,980	—
Hedge Losses resulting from February power crisis in Texas			9,133
Merger and acquisition transaction costs	474	618	958	1,158
Other write-off	134	—	134	—
Settlement expenses	—	89	—	1,277
Adjusted EBITDA	84,547	97,880	183,792	203,926

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Six-Month Periods Ended June 30, 2021 and 2020

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the Three and Six-month periods ended June 30, 2021 and 2020.

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	2021	2020	2021	2020

(Dollars in millions, except per share data)
Net income attributable to the Company's stockholders	$13.0	$23.0	$28.3	$49.1

One-time net expense related to February power crisis in Texas	—	—	8.8	—

Adjusted Net income attributable to the Company's stockholders	$13.0	$23.0	$37.1	$49.1

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	56.3	51.4	56.5	51.4

Diluted Adjusted EPS ($)	0.23	0.45	0.66	0.95